Exhibit 99.1

Impinj Receives Notice of Deficiency from Nasdaq Related to Delayed Quarterly Report on Form 10-Q

SEATTLE, WA, August 13, 2018 – Impinj, Inc. (NASDAQ: PI) received on August 10, 2018, a notice from Nasdaq stating that it is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission as a result of not having timely filed its quarterly report on Form 10-Q for the quarter ended June 30, 2018.  Earlier the same day, Impinj filed a Form 12b-25, Notification of Late Filing, for its Form 10Q for the quarter ended June 30, 2018.

Impinj expects to file its Form 10-Q or to submit a plan to regain compliance within the timeline prescribed by Nasdaq.  Under Nasdaq’s listing rules, Impinj has 60 calendar days from the date of the letter to submit a plan to regain compliance. If the plan is accepted by Nasdaq, Impinj can be granted an exception of up to 180 calendar days from the original due date of the Form 10-Q, or until February 5, 2019, to regain compliance.  The Nasdaq notice has no immediate effect on the trading of Impinj’s common stock on the Nasdaq Global Select Market.

About Impinj

Impinj, Inc. (NASDAQ: PI) wirelessly connects billions of everyday items such as apparel, medical supplies, automobile parts, luggage and food to consumer and business applications such as inventory management, patient safety, asset tracking and item authentication. The Impinj platform uses RAIN RFID to deliver timely information about these items to the digital world, thereby enabling the Internet of Things.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, including, without limitation, Impinj’s expectations as to the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and Impinj’s ability to submit a satisfactory compliance plan to Nasdaq.

The statements are based on management’s current expectations, estimates and projections; are not guarantees of future outcomes or performance; and are subject to certain risks, uncertainties and other factors, some of which are beyond Impinj’s control and are difficult to predict, including, but not limited to, discovering additional information relevant to the ongoing independent investigation by Impinj’s Audit Committee; the findings, conclusions and recommendations of the Audit Committee (and their timing); the Board of Directors and Impinj’s response to the Audit Committee’s findings, conclusions and recommendations; the risk that completing and filing reports with the Securities and Exchange Commission will take longer than expected; and the risk that Impinj will be unable to meet the listing standards for the Nasdaq Global Select Market.

The forward-looking statements contained herein are also subject to other risks and uncertainties, including those described in Impinj’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and from time to time other filings with the SEC, which are available on the SEC’s Web site (http://www.sec.gov).

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Contacts:

Investor Relations

ir@impinj.com

+1-206-315-4470

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